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                                                                     Exhibit 5.1

                          (WHITE & CASE LLP LETTERHEAD)




July 20, 2001





         Re: The 5% Convertible Subordinated Notes Due 2006 (the "Notes") and the Common Stock Issuable Upon Conversion of the Notes of EMCORE Corporation



Gentlemen:

         On the date hereof, EMCORE Corporation, a New Jersey corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to (i) the resale of the Notes; and (ii) the issuance of shares of the Company's common stock, no par value (the "Common Stock"), issuable upon conversion of the Notes. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that (i) the Notes have been duly authorized for issuance by the Company and the Indenture filed as Exhibit 4.9 to the Registration Statement has been duly executed and delivered by the parties thereto; (ii) the Notes are duly executed, authenticated, issued and delivered in accordance with such Indenture; (iii) the Notes are legally issued and constitute valid and legally binding obligations of the Company subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity; and (iv) the shares of Common Stock issuable upon conversion of the Notes have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission hereunder.

                                                  Sincerely

                                                  WHITE & CASE LLP